EXHIBIT 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2007 SECOND QUARTER RESULTS
     New York, August 6, 2007 – NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter ended June 30, 2007. Net earnings for the three months ending June 30, 2007 were $10.3 million, or $1.12 per diluted share, compared with $6.1 million, or $.67 per diluted share, for the second quarter of 2006. Net earnings for the six months ended June 30, 2007 totaled $17.8 million, or $1.93 per diluted share, compared with $13.9 million, or $1.52 per diluted share, for the six months ended June 30, 2006. The novation of certain excess workers’ compensation policies resulted in after tax income of $3.9 million, or $.42 per diluted share, for the second quarter and six months ended June 30, 2007. A current year cargo claim resulted in an after tax loss of $3.3 million, or $.35 per diluted share, for the second quarter and six months ended June 30, 2007. The Company is pursuing full recovery of this loss from a third party.
     Gross premiums written of $57.5 million and net premiums written of $40.4 million for the second quarter of 2007 decreased by 20% and 8%, respectively, over the same period of 2006. Net premiums earned of $36.6 million for the second quarter of 2007 decreased by 7% compared with the same period last year. Gross premiums written primarily reflected a decrease in excess workers’ compensation premiums. Net premiums written and net premiums earned reflected reinsurance reinstatement costs of $2.5 million attributable to the current year cargo loss.
     Gross premiums written of $126.1 million decreased by 7% for the six months ended June 30, 2007 compared to the same period of 2006, and net premiums written of $93.3 million increased by 14% for the six months ended June 30, 2007 over the same period of 2006. Gross premiums written primarily reflected a decrease in excess workers’ compensation premiums, while net premiums written primarily reflected a larger net retention on such business.
     Total revenues of $52.6 million for the second quarter of 2007 increased by 8% over the same period of 2006. Total revenues of $104.7 million for the six months ended June 30, 2007 increased by 6% over the same period of 2006.
     The Company’s combined ratio was 95.6% for the three months ended June 30, 2007 as compared with 96.3% for the same period of 2006. The Company’s combined ratio was 96.7% for the six months ended June 30, 2007 as compared with 96.5% for the same period of 2006.
     Net investment income increased by 64% to $15.7 million for the second quarter of 2007 compared with $9.6 million for the same period of 2006. Through the six months ended June 30, 2007, investment income increased by 28% to $27.6 million as compared with $21.5 million for the same period of 2006. The increase in investment income in 2007 was largely due to larger limited partnership hedge fund income and larger returns on fixed maturities-available for sale investments, which was partially offset by lower trading portfolio income.
     Net realized investment gains after taxes were $4,000, or $.00 per diluted share, for the second quarter of 2007, as compared with net realized investment losses after taxes of $105,000, or $.01 per diluted share, for the same period of 2006. Net realized investment gains after taxes for the six months ended June 30, 2007 were $176,000, or $.02 per diluted share, compared with net realized investment losses of $41,000, or $.00 per diluted share, for the same period in 2006.
     At June 30, 2007 the Company’s total cash, investments and net receivable for securities sold amounted to $685.3 million. The investment portfolio at June 30, 2007 consisted of cash, short-term investments and net receivable for securities sold of $142.8 million, or 20.8%; fixed maturities of $331.5 million, or 48.4%; and limited partnership hedge funds of $211.0 million, or 30.8%.
     A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “We are pleased with the overall year to date results for 2007, including the excellent investment returns, the favorable impact of the novation, and our growth in net premiums written. The Company’s investment portfolio has performed exceptionally well in spite of recent turbulence in the financial markets. It is a reflection of financial market expertise and careful attention to risk management. The Company’s recent novation crystallized a substantial profit and avoided future risks. It reflects NYM’s opportunistic approach to insurance markets and our goal of maximizing profits, not just premium revenues. Looking forward, we continue to explore new opportunities for premium growth where underwriting profits are a reasonable expectation and we believe our Other Liabilities segment will continue to be a major contributor to future growth. In particular, we expect that significant additional excess workers compensation business will be written during the remainder of 2007 and beyond.”
     NYMAGIC, INC. will hold a conference call on its second quarter 2007 financial results live on Tuesday, August 7, 2007 at 9:00 A.M. EDT. The call will last for up to one hour.
     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 entering ID# 10886570 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 10886570.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2007 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2007 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$36,592	$39,248	$76,334	$76,437
Net investment income	15,731	9,559	27,597	21,511
Realized investment gains (losses)	7	(161)	271	(63)
Commission and other income	228	237	457	540

Total revenues	52,558	48,883	104,659	98,425

Expenses:
Net losses & loss adjustment exp	18,440	22,205	40,332	43,112
Policy acquisition expenses	8,186	7,914	16,937	15,855
General & administrative expenses	8,352	7,649	16,580	14,805
Interest expense	1,676	1,673	3,350	3,351

Total expenses	36,654	39,441	77,199	77,123

Income before income taxes	15,904	9,442	27,460	21,302

Total income tax expense	5,579	3,295	9,616	7,440

Net income	$10,325	$6,147	$17,844	$13,862

Earnings per share:
Basic	$1.16	$.70	$2.01	$1.58

Diluted	$1.12	$.67	$1.93	$1.52

Weighted average shares outstanding:
Basic	8,894	8,801	8,879	8,786
Diluted	9,256	9,167	9,239	9,113

	June 30,	December 31,
Balance sheet data:	2007	2006
Shareholders’ equity	$289,428	$270,700
Book value per share (1)	$31.22	$29.14

(1)	Calculated on a fully diluted basis.

Supplementary information:
NYMAGIC Gross Premiums Written

By Segment	Three months ended June 30,			Six months ended June 30,

	2007	2006	Change	2007	2006	Change

			(Dollars in thousands)
Ocean marine	$29,189	$28,341	3%	$54,682	$55,120	(1%)
Inland marine/fire	5,121	5,623	(9%)	8,718	10,717	(19%)
Other liability	23,192	38,249	(39%)	62,657	69,131	(9%)

Subtotal	57,502	72,213	(20%)	126,057	134,968	(7%)

Runoff lines (Aircraft)	4	19	NM	23	36	NM

Total	$57,506	$72,232	(20%)	$126,080	$135,004	(7%)

NYMAGIC Net Premiums Written

By Segment	Three months ended June 30,			Six months ended June 30,

	2007	2006	Change	2007	2006	Change

			(Dollars in thousands)
Ocean marine	$19,599	$22,341	(12%)	$37,786	$41,576	(9%)
Inland marine/fire	2,063	2,006	3%	3,340	3,689	(9%)
Other liability	18,634	19,379	(4%)	52,105	36,623	42%

Subtotal	40,296	43,726	(8%)	93,231	81,888	14%
Runoff lines (Aircraft)	57	103	NM	84	84	NM

Total	$40,353	$43,829	(8%)	$93,315	$81,972	14%

NYMAGIC Net Premiums Earned

By Segment	Three months ended June 30,			Six months ended June 30,

	2007	2006	Change	2007	2006	Change

			(Dollars in thousands)
Ocean marine	$16,081	$21,750	(26%)	$34,845	$41,812	(17%)
Inland marine/fire	1,883	2,102	(10%)	3,212	4,092	(22%)
Other liability	18,571	15,293	21%	38,193	30,449	25%

Subtotal	36,535	39,145	(7%)	76,250	76,353	0%
Runoff lines (Aircraft)	57	103	NM	84	84	NM

Total	$36,592	$39,248	(7%)	$76,334	$76,437	0%

Investment income results:

	Three months ended		Six months ended
	June 30,		June 30,

	2007	2006	2007	2006

		(in millions)
Fixed maturities, available for sale	$4.0	$2.5	$8.3	$5.6
Fixed maturities, trading securities	0.9	5.4	1.6	8.2
Short-term investments	1.7	2.1	3.4	3.5
Equity in earnings of limited partnerships	9.9	0.6	15.9	6.4

Total investment income	16.5	10.6	29.2	23.7
Investment expenses	(0.8)	(1.0)	(1.6)	(2.2)

Net investment income	$15.7	$9.6	$27.6	$21.5

CONTACT:
NYMAGIC, INC.
George R. Trumbull/A. George Kallop, 212-551-0610
or
Richard Lewis Communications
Richard Lewis, 212-827-0020